Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, October 29, 2007

(713) 651-4300

KEY ENERGY ANNOUNCES SHARE REPURCHASE PROGRAM AND NEW DEBT FINANCING PLAN, CLOSING OF MONCLA ACQUISITION AND PROVIDES BUSINESS UPDATE

HOUSTON, TX, October 29, 2007 — Key Energy Services, Inc. (NYSE: KEG) announced that its Board of Directors has authorized a share repurchase program of up to $300 million.  In addition, the Company announced that it has completed the acquisition of the Moncla Companies; initiated a new bank financing; and provided an update on current business conditions, including its expected third quarter results and its September rig and trucking hours.  The Company announced that it will host its September 2007 quarterly earnings conference call on November 9, 2007.

Share Repurchase Program; New Debt Financing

The Company’s Board of Directors has authorized the repurchase of up to $300 million of the Company’s common stock.  The repurchases are anticipated to be made from time to time on the open market or in privately negotiated transactions.     The program is expected to commence during the fourth quarter and the authorization is effective through March 31, 2009.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.  Any repurchased shares will be available for use in connection with its equity incentive plans and for other corporate purposes.  The repurchase program will be funded using the Company’s working capital and proceeds from the new debt financing.  The Company had approximately 132 million shares of common stock outstanding as of September 30, 2007.

The Company has received a commitment letter from two banks for a new $750 million senior secured credit facility, consisting of a $400 million term loan and a $350 million revolving credit facility.  The lenders have committed to lend $150

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million and to use best efforts to syndicate the remaining $600 million.  The commitment is subject to a number of conditions, including due diligence, documentation, absence of material adverse change, receipt of commitments for the remaining $600 million, and other customary closing conditions.   This facility would be used for (i) acquisitions; (ii) share repurchases; (iii) refinancing the Company’s existing $547.25 million credit facility; and (iv) general corporate purposes.

Moncla Acquisition Complete

The Company closed the acquisition of the Moncla Companies on October 25, 2007.  The Company paid $145.8 million for Moncla, of which $123.3 million was paid in cash at closing.  Cash paid at closing included the repayment of approximately $14.7 million of Moncla indebtedness.  In addition, the purchase price includes $22.5 million of notes payable to the sellers, and the purchase agreement provides the Moncla family with an earnout of up to $25.0 million over the next five years.  Headquartered in Lafayette, Louisiana, and with offices in Sour Lake, Texas and Sandersville, Mississippi, Moncla operates a total of 53 rigs and employs over 900 people. Moncla’s fleet includes 37 daylight rigs for well servicing and workovers and 8 twenty-four hour rigs for shallow drilling, sidetracking and deep workovers. Moncla also has the largest fleet of workover barges in the United States, with 8 barge rigs. In addition to rigs, Moncla owns rig-up, swab, hot oil and anchor trucks, tubing testing units and rental equipment. Moncla currently operates in Texas, Louisiana, Mississippi, Alabama and Florida.

Commenting on the Moncla transaction, Dick Alario, Chairman and CEO, stated, “We are pleased to have quickly closed the Moncla acquisition and today we are fully underway with the integration process.  We are excited to now have a substantial platform to expand our presence into the Southeastern U.S. marketplace and this transaction creates an important and strategic operating division of Key.”

Business Update

Customer activity and demand for services are generally good across all of the Company’s operating regions; however, capacity-driven factors have resulted in pricing pressures within all of the Company’s lines of business.  Further, new capacity within the well service segment has affected utilization levels, with the Company’s weekly rig hours now averaging between 44,000 and 46,000, compared to approximately 53,000 during the peak periods of 2006.  New capacity additions, as well as other factors, have negatively impacted the Company’s September quarterly results.  The Company will release its quarterly results on November 9, 2007.  The Company expects to report revenue for the September quarter totaling approximately $414 million and earnings per fully diluted share of between $0.25 and $0.27.   Items affecting the September quarter include an approximate $7.0 million sequential quarterly increase in workers compensation expense, the impact of an approximate $5.0 million delayed billing and recognition issue with one of the Company’s Argentine customers, continued high professional fees associated with the financial reporting process and weaker performance in the Company’s pressure pumping segment due to the influx of new pumping equipment in the U.S. marketplace.

Dick Alario, Chairman and CEO, stated, “We find ourselves in an exciting, but changing, market.  Despite high commodity prices and strong spending by our customers, new capacity additions by our competition, which initially had resulted in lower utilization levels, is now resulting in lower pricing and impacting margins.”

Mr. Alario continued, “We are continuing our efforts which began earlier this year to reduce our costs and capital expenditure program.  For example, we were able to reduce our capital expenditures to approximately $49 million in the September quarter, a reduction of nearly $24 million from the June 2007 quarter.  We are also seeing our financial-reporting professional fees decline now in the fourth quarter. We believe that our recent acquisition of the Moncla Companies, combined with our expectation of additional niche acquisitions and lower general and administrative expenses, will lead to stronger financial performance in 2008.  Collectively, we anticipate that the acquisitions combined with our cost reduction initiatives and lower capital expenditures, our expansion into electric wireline and our expected further expansion in Mexico, will provide positive results for our shareholders.”

Activity Data

	For the month ending
	September 30, 2007	August 31, 2007	September 30, 2006
Working Days	19	23	20
Rig Hours	183,572	214,054	218,574
Trucking Hours	183,342	200,895	189,449

The Company calculates working days as total weekdays for the month less any Company holidays that occur that month. For the month of October 2007, there are 23 working days

Conference Call

The Company will hold an investor conference call on November 9, 2007 at 11:00 am ET. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on November 9, 2007 beginning at 3:00 pm ET and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 21854404.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to complete acquisitions and integrate acquired operations and that it will be unable to secure new debt financing on acceptable terms and conditions in order to enable it to complete acquisitions or repurchase stock, or to satisfy the conditions to any financing commitment; factors affecting the Company’s stock repurchase program,  including, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, and general economic conditions; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005;  possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2006 Annual Report on Form 10-K filed August 13, 2007 for a discussion of risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission